EXHIBIT 10.20

AGREEMENT

This Agreement (“Agreement”), dated as of this 14th day of February, 2008, by and among ImmunoCellular Therapeutics, Ltd., a Delaware corporation with its principal office at 1999 Avenue of the Stars, 11th Floor, Los Angeles, California 90067 (“ICT”), Molecular Discoveries LLC, a New York limited liability company with its principal office at 551 Fifth Avenue, New York, New York 10176 (“MDC”) and, as to those matters specifically referring to her by her name, Dr. Cohava Gelber (“Gelber”), is entered into with reference to the following facts:

A. MDC is the sole owner of certain patents, patent applications, data and other proprietary intellectual property relating primarily to the research work of Dr. Cohava Gelber (“Gelber”) covering a platform technology referred to by MDC as DIADD for the rapid discovery of monoclonal antibodies to detect and treat cancer and other chronic diseases and all monoclonal antibody candidates developed by MDC, including without limitation, certain candidates for the detection and treatment of multiple myeloma, small cell lung, pancreatic and ovarian cancers, and such other items as are described in the patents and patent applications listed in Exhibit A hereto (collectively, the “Acquired Technology”).

B. Gelber is an employee of American Type Culture Corporation (“ATCC”), a 10% shareholder of MDC and also serves as a consultant to MDC.

C. Gelber is the inventor of the Acquired Technology, and Gelber has significant expertise and experience in the field of the Acquired Technology.

D. ICT wishes to acquire ownership of the Acquired Technology from MDC for the purpose of developing and commercializing products based on the Acquired Technology, and MDC is willing to sell and assign the Acquired Technology to ICT in accordance with the terms of this Agreement.

E. On November 21, 2007, MDC and ICT entered into a binding Memorandum of Agreement covering ICT’s acquisition of the Acquired Technology from MDC that provided for the parties to negotiate and enter into this more comprehensive Agreement.

Now, therefore, the parties agree as follows:

1. Definitions.

1.1 “Assets” means the Acquired Technology, the Patents and Patent Applications, the inventory of manufactured antibody candidates, physical library of antibody candidates, any detailed research databases, any submissions to regulatory authorities, correspondence or documents to and from regulatory authorities, correspondence or documents with any third party related to the process, humanization, development or manufacture of all antibody candidates or intermediates, scientific data derived from mechanism of action studies and archives of study reports, including laboratory and animal studies, clinical, pharmacology, toxicology, biology and chemistry studies, the notebooks used during the research leading up to the applications for the Patents and the Patent Applications and all other documentation related to the research, Patents, the Patent Applications and the antibody candidates and any other equipment, biological materials or other physical assets owned by MDC that are used in connection with the Acquired Technology.

1.2 “Closing” is defined in Section 2 hereof.

1.3 “Closing Date” is defined in Section 2 hereof.

1.4 “Damages” is defined in Section 11 hereof.

1.5 “Escrow” means the escrow described in Section 6.2 hereof.

1.6 “Escrow Agreement” means the escrow agreement described in Section 2 hereof.

1.7 “MDC” Shares means the 800,000 shares of ICT common stock to be issued to MDC as provided in Section 2 hereof.

1.8 “Patents” means the issued patents set out in Exhibit A hereto, which patents constitute all patents owned by MDC or Gelber with respect to the Acquired Technology.

1.9 “Patent Applications” means the applications for patents set out in Exhibit A hereto, which applications constitute all applications for patents filed or to be filed by MDC or Gelber with respect to the Acquired Technology.

2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) at the offices of Troy & Gould Professional Corporation at 1801 Century Park East, Los Angeles, California 90067. At the Closing (i) ICT shall deliver to MDC or to Gordon, as MDC shall direct ICT in writing, a check or checks in the amount of all out-of-pocket patent expenses incurred by MDC or Gordon in connection with the Acquired Technology that are documented with invoices provided to ICT prior to the Closing Date, with the total of such payments by ICT to in no event exceed $250,000; (ii) ICT shall issue two certificates in the name of MDC bearing customary restrictive legends under the Securities Act of 1933, as amended for 400,000 shares each (a total of 800,000 shares) of ICT’s common stock (the “MDC Shares”) and shall deliver these certificates to MDC; (iii) MDC shall assign all of the Assets to ICT and deliver a bill of sale to ICT in substantially the form set forth as Exhibit B hereto; (iv) ICT and MDC shall enter into the escrow agreement in substantially the form set forth in Exhibit C hereto (the “Escrow Agreement”); and (v) MDC shall deliver the two certificates evidencing the MDC Shares to the escrow agent provided for in the Escrow Agreement.

3. Conveyance of Assets. MDC shall convey, assign, transfer and deliver at the Closing all of the Assets automatically without any need for ICT to take any further action, free and clear of any lien, claim, encumbrance or other restrictions on title or transfer of any nature. MDC and Gelber shall also assign to ICT after the Closing any improvements to the Acquired Technology developed or acquired by either of them subsequent to the Closing. Following the assignment of the Assets to ICT, ICT shall have the sole right, title and ownership of all of the Assets and to thereafter use, develop, license, sell or otherwise employ the Assets for any purpose and in any field. The conveyance of the Assets shall include as to the rights the following:

(i) the Patents, all the right, title and interest therein and all the rights, powers, privileges and immunities conferred on the proprietor thereof by the grant of the Patents.

(ii) the Patent Applications, all the right, title and interest therein and all the rights, powers, privileges and immunities arising or accrued therefrom with the intent and to the extent that the grant of patents pursuant to the Patent Applications shall be in the name of and shall vest in ICT;

(iii) the right to sue for damages and other remedies in respect of any infringement of the Patents before as well as after the date of this Agreement (with no such incidents of infringement of any Patent known to MDC on the date hereof) and the right to sue for damages and other remedies in respect of any acts carried out by another person within the scope of the claims of any published specification of the Patent Applications before as well as after the date of this Agreement; and

(iv) all of MDC’s rights to apply for, prosecute, obtain patents, and claim priority from (a) Patent Applications and any applications based thereon or claiming priority thereto; (b) any patents issued from any such applications described in (a) above anywhere in the world; (c) any divisions, registrations, confirmations, reissues, re-examinations, extensions, renewals, continuations, continuations-in-part, revalidations, additions, substitutions or renewals entitled to claim priority to any such patent applications or patents described in (a) ; and (d) all national, regional and foreign counterparts or other forms of protection, including supplementary protection certificates, directed to the inventions covered by the Patents or Patent Applications.

ICT shall not assume any of the debts or liabilities of MDC relating to any of the Assets that have accrued through the Closing Date, all of which shall be paid and discharged by MDC.

4. Representations of MDC. MDC represents and warrants to ICT that:

(i) MDC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has the power and authority to enter into and perform its obligations under this Agreement and the other agreements contemplated by this Agreement;

(ii) the execution and delivery of this Agreement by MDC and the performance by MDC of its obligations hereunder have been duly authorized by all necessary action under MDC’s limited liability agreement or otherwise;

(iii) MDC is the sole owner of, and has good, valid and marketable title to, all of the Assets; that the Patents and Patent Applications have been validly issued or applied for; and that the Acquired Technology does not, to the best knowledge of MDC, infringe the proprietary rights of any third party and MDC has not received notice from any third party challenging the validity or ownership or claiming infringement with respect to any of the Patents or Patent Applications;

(iv) MDC has not granted or entered into any agreement to grant any license or other interest in any portion of the Acquired Technology to any third party.

(v) neither the execution or delivery of this Agreement and the other agreements contemplated by this Agreement nor the performance by MDC or Gelber of their obligations thereunder (a) requires the consent or approval of any third party (except for approval by MDC’s members and approval of the holders of MDC’s senior debt, both of which have been obtained); (b) shall constitute a default under any material contract by which MDC or any of its material assets or Gordon or Gelber is bound (or any event which, with notice or lapse of time or both, would constitute such a default); or (c) shall constitute a violation of any material law or regulation or any judgment, order or decree of any court, arbitrator, governmental agency or binding authority upon MDC, Gordon or Gelber;

(vi) the performance by MDC and Gelber of their obligations under this Agreement and the other agreements contemplated by this Agreement constitute valid and legally binding obligations of those parties and are enforceable against them in accordance with their respective terms;

(vii) to its best knowledge, any preclinical and clinical documents or data included in the Assets that is relevant to the technology covered by the Patents and Patent Applications was performed and has been presented in accordance with any good scientific practices;

(viii) except for the specific representations made by MDC in this Agreement, MDC makes no express or implied warranty of merchantability or fitness for any particular purpose of any of the Acquired Technology; and

(ix) there is no litigation or regulatory proceeding pending or, to MDC’s best knowledge, threatened against MDC, Gelber or Gordon that could prevent the consummation by them of the transactions contemplated by this Agreement or adversely affect the value of any of the Assets.

5. Representations of ICT. ICT represents and warrants to MDC that:

(i) ICT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of California and has the corporate power and authority to enter into and perform its obligations under this Agreement and the other agreements contemplated by this Agreement;

(ii) the execution and delivery of this Agreement and the other agreements contemplated by this Agreement by ICT and the performance by ICT of its obligations thereunder have been duly authorized by all necessary corporate action;

(iii) neither the execution or delivery of this Agreement and the other agreements contemplated by this Agreement by ICT, nor the performance by ICT of its obligations thereunder, (a) requires the consent or approval of any third party; (b) shall constitute a default under any material contract by which ICT or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (c) shall constitute a violation of material law or regulation or any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon ICT;

(iv) the performance by ICT of its obligations under this Agreement and the other agreements contemplated by this Agreement constitute valid and binding obligations of ICT and are enforceable against ICT in accordance with their respective terms; and

(v) there is no litigation or regulatory procedure pending or, to ICT’s best knowledge, threatened against ICT that could prevent the consummation of the transactions contemplated by this Agreement or that otherwise would have a material adverse effect upon ICT.

6. MDC Shares.

6.1 Upon their issuance at the Closing, the MDC Shares will be duly and validly issued, fully paid for and nonassessable shares and will be registered under the Securities Act of 1933 pursuant to a registration statement that will be filed within 60 days of the Closing Date. MDC shall not publicly sell any of the MDC Shares until the later of (i) after the effective date of the registration statement covering the MDC Shares and thereafter shall not sell more than 100,000 shares in any 90-day period and (ii) the release of the MDC Shares to be sold from the Escrow.

6.2 At the Closing, all of the MDC Shares shall be placed in escrow (the “Escrow”) pursuant to the Escrow Agreement to secure MDC’s liability to ICT in the event of the breach of any representation, warranty or covenant of MDC under this Agreement. ICT’s sole remedy to recover such liability of MDC shall be the cancellation of the MDC Shares held in the Escrow as provided by the terms of the Escrow Agreement; provided, however, that if such cancellation of MDC Shares is insufficient to recover the full amount of the liability, ICT shall be entitled to recover any deficiency up to $250,000) in cash from MDC but shall not be entitled to recover any amounts personally from Leonard Gordon or any other member of MDC, or its officers, directors, or debt holders.

6.3 For so long as MDC owns any of the MDC Shares, Leonard Gordon, on behalf of MDC, shall be entitled to receive copies of all agendas and approved minutes for all meetings of ICT’s board of directors and its committees within two business days of delivery of these documents to ICT’s directors, provided that Leonard Gordon has signed on behalf of MDC and himself ICT’s customary nondisclosure agreement and insider trading policy and Mr. Gordon and MDC continue to be in compliance with these agreements.

7. Legal Opinions.

7.1 At the Closing, MDC shall receive a legal opinion from counsel to ICT in substantially the form set forth as Exhibit D hereto.

7.2 At the Closing, ICT shall receive a legal opinion from counsel to MDC in substantially the form set forth as Exhibit E hereto.

8. Services of Gelber. ICT and Gelber will enter into an agreement subject to and concurrently with the Closing for ICT to employ Gelber as a consultant in substantially the form set forth in Exhibit F hereto. Prior to the Closing, Gelber has delivered to ICT a letter from ATCC acknowledging that she is entering into the consulting agreement and that such agreement is permitted under ATCC’s policies applicable to her. Gelber hereby represents to ICT that none of the Acquired Technology has been developed by her using the resources of or under a contractual arrangement with any third party except MDC and that to the best of her knowledge, no other party has any ownership rights in the Acquired Technology and the Acquired Technology does not infringe the rights of any third party.

9. Finders. No party to this Agreement will be required to pay any finders fee to any third party in connection with consummating the transactions contemplated herein.

10. Disclosure. The terms of this Agreement may be publicly disclosed by ICT to the extent ICT’s counsel determines that such disclosure is required by law. ICT shall provide MDC with a copy of any such disclosure for its review one day prior to making such disclosure. MDC shall not disclose to any third party any of the confidential information that it has provided to ICT relating to the Acquired Technology except if required by law, in which case it will use its best efforts to restrict disclosure and to obtain confidential treatment.

11. Indemnification.

11.1 MDC shall defend and indemnify and hold harmless ICT and each of its officers, directors, shareholders, employees, agents and attorneys (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) suffered or incurred by any of the Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind (“Action”) or other loss incurred by the Indemnified Party arising or resulting from any breach of any material representation or warranty or covenant by MDC (“Damages”). The foregoing indemnification shall not apply to any claim, damage, loss, liability, cost or expense to the extent attributable to the negligent activities or intentional misconduct of any of the Indemnified Parties. No Indemnified Party shall enter into any settlement of any such Action without first notifying MDC. In the event an Indemnified Party and MDC cannot resolve a dispute over Damages, the matter, upon written demand by the Indemnified Party or MDC shall be submitted to arbitration as provided in the Escrow Agreement.

12. Miscellaneous.

12.1 Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given when sent by e-mail together with at least one of the three following forms of delivery: (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express®, Airborne®, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of MDC, to:

Molecular Discoveries LLC

c/o C. Leonard Gordon

1400 Fifth Avenue

New York, New York 10026

Fax: (212) 599-4496

lgordon@Moleculardiscoveries.com

In the case of Gelber to:

Dr. Cohava Gelber

14645 Sulky Run Court

Nokesville, Virginia 20181

Fax: (703) 594-3746

gelber@msn.com

In the case of ICT, to:

ImmunoCellular Therapeutics, Ltd.

11th Floor

1999 Avenue of the Stars

Los Angeles, California 90067

Fax: (310) 423-1038

yuj@cshs.org

with a copy to:

Sanford J. Hillsberg

Troy & Gould Professional Corporation

1801 Century Park East, Suite 1600

Los Angeles, California 90067

Fax: (310) 201-4746

sjhillsberg@troygould.com

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 12.1. After any change of an address, facsimile number, or e-mail address delivered in accordance with this Section 12.1, that address, facsimile number or e-mail address shall be substituted as the new address, facsimile number or e-mail address for purposes of this Section 12.1.

12.2 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions. The parties agree that Los Angeles, California shall be the situs of any legal proceeding arising out of or relating to this Agreement.

12.3 Waiver. Failure of any party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

12.4 Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

12.5 Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed by each of the parties to this Agreement.

12.6 Entire Agreement. This Agreement, the Exhibits hereto (which are incorporated herein by this reference as if fully set forth herein) and the Escrow Agreement constitute the entire agreements among the parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements.

12.7 Successors. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the parties and their respective heirs, legal representatives, successors and permitted assigns.

12.8 Construction. This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

12.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile.

12.10 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

12.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of each party and its respective successors and permitted assigns.

12.12 Further Assurances. At any time and from time to time after the Closing Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed,

acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

12.13 Survival. The representations and warranties set forth in this Agreement shall survive for two years from the Closing Date.

12.14 Force Majeure. Neither party will be responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, earthquake, acts of terrorism, war or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove these causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the delaying causes are removed.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

IMMUNOCELLULAR THERAPEUTICS, LTD., A DELAWARE CORPORATION

By:	/s/ C. Kirk Peacock
C. Kirk Peacock
President

MOLECULAR DISCOVERIES LLC, A NEW YORK LIMITED LIABILITY COMPANY

By:	/s/ C. Leonard Gordon
C. Leonard Gordon
Managing Member

Acknowledged and agreed to:

/s/ Cohava Gelber
Dr. Cohava Gelber